Exhibit 99.1

August 28, 2003

To:          All holders of record of SL Green Realty Corp.’s Series A Preferred Stock

Re:          Notice of Conversion of Series A Preferred

Ladies and Gentlemen:

On behalf of SL Green Realty Corp. (the “Company”), we hereby notify you that that the Company has elected to redeem all 4,600,000 shares of its 8.0% Series A Convertible, Cumulative Preferred Stock (“Series A Preferred”) for Common Stock of the Company on September 30, 2003 (the “Conversion Date”) pursuant to Section 5(b) of the Company’s Articles Supplementary establishing and fixing the rights and preferences of the Series A Preferred dated May 12, 1998 (the “Article Supplementary”).  The Series A Preferred will be converted at the rate of 1.0215 shares of the Company’s common stock for each share of Series A Preferred.  Any certificated Series A Preferred should be sent to The Bank of New York, 101 Barclay Street, 11 East, NY, NY 10286, Attention: Stock Transfer Administration, for conversion to Common Stock of the Company.  Shares of Common Stock will be returned to the holder of record.  As to any Series A Preferred which are not certificated, The Depository Trust Company will automatically reflect your change in ownership in its records.  Dividends will be paid on the Series A Preferred through, and cease to accumulate on, the Conversion Date.  Any conversion rights as to such shares shall also terminate on the Conversion Date.  No fractional shares will be issued.  Instead, the Company shall pay to a holder an amount of cash in respect of such fractional interest, computed to the nearest cent, based upon the current market price of Common Stock on the day immediately preceding the Conversion Date.

Questions regarding the conversion of the Series A Preferred should be directed to the redemption agent, The Bank of New York, at P.O. Box 11258 Church Street Station, New York, NY 10277-0758, Attention:  Shareholder Relations Department, or by telephone at 1-800-524-4458.  This notice is given pursuant to Section 5(c) of the Articles Supplementary.

Sincerely,

Andrew S. Levine

General Counsel and Executive Vice President

cc:           Larry P. Medvinsky